AMENDMENT
TO
TECHNOLOGY TRANSFER AND PATENT ASSIGNMENT AGREEMENT

Amendment to Technology Transfer and Patent Assignment Agreement (the "Amendment"), dated as of October 8, 1998 by and between BioSeq, Inc. ("BioSeq"), a Massachusetts corporation with principal offices at 25 Olympia Avenue, Unit F, Woburn, Massachusetts 01801-6307, and BioMolecular Assays, Inc. ("BMA"), a Massachusetts corporation of the same address. This Amendment amends the Technology Transfer and Patent Assignment Agreement by and between BioSeq and BMA dated as of October 7, 1996 (the "Transfer Agreement").

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto mutually agree as follows:

Definitions. Unless otherwise set forth below, capitalized terms used herein have the meanings ascribed to them in the Transfer Agreement.

1.1 "Affiliate," as used herein, means at any time, any person or legal entity then directly or indirectly controlled by, controlling or under common control with the party with respect to which this term is associated, and includes, without limitation, any person or legal entity which owns, either of record of beneficially, more than fifty percent (50%) of the voting stock of any party hereto, or more than fifty percent (50%) of the voting stock of a person or legal entity which is owned by any party hereto. The term "control" as used in the preceding sentence will include the power to direct decisions of another person or legal entity, including the power to direct the management and policies of another person or legal entity, whether by reason of ownership or contract.

1.2 "Net Sales" shall mean the amounts billed or invoiced by BioSeq, Boston Biomedica, Inc. ("BBI") or their respective Affiliates on sales of Licensed Products, less (a) the amounts of actual trade and cash discounts and rebates given with respect to Licensed Products that were not already credited at the time of invoice, (b) actual credit allowances on account of refunds, returns, rejections or price adjustments with respect to Licensed Products, (c) all separately itemized and invoiced transportation, insurance and handling charges incurred in shipping Licensed Products to customers, (d) sales taxes, excise taxes, use taxes, value added taxes, import/export duties and rebates (including rebates to third party payers) imposed upon and paid with respect to such sales (but excluding income or franchise taxes of any kind) and (d) other reasonable and customary allowances actually credited to customers, provided that if BioSeq , BBI, or their respective Affiliates, sells any such product or service to any party other than to an independent third party in a bona fide arm's length transaction, Net Sales shall be based upon the resale to an independent third party in an arm's length transaction by

the entity to whom such product or service was sold or transferred by BioSeq, BBI, or their respective Affiliates, or, if there is no such resale, Net Sales shall be calculated as above on the fair market price of the product or services in the relevant country of sale or transfer.

1.3 "Licensed Product" shall mean any product the use, manufacture or sale of which incorporates Base Technology and any services which utilize Base Technology.

Amendments. The Transfer Agreement is hereby amended as follows:

(i) The third line of the second paragraph of the Transfer Agreement is hereby amended by deleting the words "of even date herewith" and inserting in lieu thereof the words "dated September ___, 1996"

(ii) Section 2 of the Transfer Agreement is hereby deleted in its entirety and replaced with the following:

"2. In consideration therefor, BioSeq shall pay to BMA the following amounts:

(a) a royalty on Net Sales of BioSeq's products by BioSeq, BBI or their respective Affiliates to non-Affiliate customers that incorporate or utilize BioSeq's technology (the "Base Technology") existing as of October 8, 1998 (the "Base Technology Date") subject to the following terms and conditions: 5% royalty on net sales until March 7, 2016, subject to a minimum royalty payment during the first two years following the Base Technology Date of $150,000 per year, during the third year following the Base Technology Date of $100,000 per year, and during the fourth and fifth year following the Base Technology Date of $50,000 per year, provided that the minimum aggregate royalty for such five year period may be prepaid at any time; provided, further, that in the event of a sale, transfer or license of all or any portion of the Base Technology to a non-Affiliate, the minimum royalty payment obligations under this Section 2(a) shall be reduced, on a dollar-for-dollar basis, by the amount of payments made to BMA pursuant to Section 2(b) hereof; and

(b) a portion of the net proceeds received by BioSeq, BBI or their respective Affiliates pursuant to any agreement by BioSeq, BBI or their respective Affiliates to sell, transfer or license all or any portion of the Base Technology to a non-Affiliate (a "Technology Transfer Agreement"), until the earlier of March 7, 2016 or the expiration or termination of such Technology Transfer Agreement, subject to the following terms and conditions: 25% of the net proceeds received pursuant to a Technology Transfer Agreement executed within six months of the Base Technology Date, 20% of the net proceeds received pursuant to a Technology Transfer

Agreement executed more than six months but within twelve months of the Base Technology Date, 15% of the net proceeds received pursuant to a Technology Transfer Agreement executed more than twelve months but within twenty-four months of the Base Technology Date, 10% of the net proceeds received pursuant to a Technology Transfer Agreement executed more than twenty-four months but within thirty-six months of the Base Technology Date, and 5% of the net proceeds received pursuant to a Technology Transfer Agreement executed more than thirty-six months after the Base Technology Date, provided that BioSeq, BBI and their respective Affiliates shall have no obligation to pay to BMA any proceeds pursuant to any such Technology Transfer Agreement at any time after the earlier of March 7, 2016 or the expiration or termination of such Technology Transfer Agreement."

(c) During the term of this Agreement, BioSeq and BBI and their respective Affiliates shall provide quarterly royalty reports to BMA containing an accounting of any amounts due hereunder. Royalty reports shall be due on or before the 10th business day after each calendar quarter following the date hereof. The Company shall have the same rights to audit the accounts of BioSeq and BBI as are provided to BioSeq with respect to the accounts of the Company pursuant to the audit provisions of Section 3.3(b) of that certain Nonexclusive License Agreement of even date between the Company and BioSeq.

(iii) Section 3 of the Transfer Agreement is hereby deleted in its entirety.

Confirmation of Transfer and Assignment; Release. Except as set forth on Schedule 3, the undersigned hereby confirm that the assignment, sale, transfer and conveyance of all right, title and interest in the BMA Patents, the Technology and the Trademark Rights, including the execution and delivery of any and all required documents and instruments and including any and all required filings with the U.S. Patent and Trademark Office and foreign equivalents, have been effected pursuant to the terms of the Transfer Agreement and that no breach thereunder exists as of the date hereof. BMA hereby releases, remises, and forever discharges BioSeq and all its past and present employees, officers, directors and affiliates from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities of every nature, which BMA or any of its successors or assigns now have or ever had against BioSeq, its past or present employees, officers, directors or affiliates.

Entire Agreement. Except as amended hereby, the Transfer Agreement remains in full force and effect and constitutes the entire agreement between the parties regarding the subject matter thereof and hereof.

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument. This Amendment will not be deemed effective until all parties have executed a counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first above written.

BIOSEQ, INC.

By: ______________________________
Name: James A. Laugharn
Title: President and CEO

BIOMOLECULAR ASSAYS, INC.

By: ______________________________
Name: David J. Green
Title: Treasurer

As principal shareholders of both parties hereto, we agree with the foregoing:

____
James A. Laugharn

____
David J. Green